Exhibit 99.1

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	April 29, 2006		April 30, 2005
Net sales	$1,039,753	100.0%	$1,550,059	100.0%
Cost of sales	637,540	61.3%	946,662	61.1%

Gross margin	402,213	38.7%	603,397	38.9%

Selling, general and administrative expenses	275,134	26.5%	402,157	25.9%
Other operating expenses	106,551	10.2%	152,194	9.8%
Store pre-opening costs	286	0.0%	260	0.0%
Impairments and dispositions	(200,986)	-19.3%	(3,249)	-0.2%

Operating income	221,228	21.3%	52,035	3.4%
Other income (expense):
Interest expense	(14,115)	-1.4%	(28,210)	-1.8%
Other income, net	8,819	0.8%	2,258	0.1%

Income before provision (benefit) for income taxes	215,932	20.8%	26,083	1.7%
Provision for income taxes	138,034	13.3%	9,912	0.6%

Net income	$77,898	7.5%	$16,171	1.0%

Basic earnings per common share:	$0.58		$0.12
Diluted earnings per common share:	$0.57		$0.11

Weighted average common shares:
Basic	134,260		138,326
Diluted	136,097		143,739

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	April 29, 2006	April 30, 2005
		RESTATED
ASSETS
Current assets
Cash and cash equivalents	$1,152,216	$287,754
Merchandise inventories	853,929	1,380,014
Other current assets	177,817	154,378
Deferred income taxes, net	37,846	168,286
Current assets - held for sale	—	174,489

Total current assets	2,221,808	2,164,921

Property and equipment, net	1,317,551	1,759,338
Property and equipment, net - held for sale	—	266,310
Goodwill and intangibles, net	4,510	323,561
Deferred income taxes, net	136,238	175,936
Other assets	42,132	85,724
Other assets - held for sale	—	—

TOTAL ASSETS	$3,722,239	$4,775,790

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$250,164	$413,750
Accrued expenses and other current liabilities	449,211	521,745
Dividend payable	547,560	2,287
Current portion of long-term debt	7,576	7,383
Current liabilities - held for sale	—	48,155

Total current liabilities	1,254,511	993,320

Long-term debt	686,335	1,343,470
Long-term debt - held for sale	—	—
Other long-term liabilities	188,204	335,032
Long-term liabilities - held for sale	—	4,624

Total shareholders’ equity	1,593,189	2,099,344

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,722,239	$4,775,790

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Three Months Ended
	April 29, 2006	April 30, 2005
Net Sales:
Saks Department Stores Group	$367,451	$844,289
Saks Fifth Avenue Enterprises	672,302	705,770

	$1,039,753	$1,550,059

Operating Income:
Saks Department Stores Group	$(1,816)	$20,148
Saks Fifth Avenue Enterprises	39,693	40,830
Items not allocated	183,351	(8,943)

	$221,228	$52,035

Depreciation and Amortization:
Saks Department Stores Group	$8,035	$31,887
Saks Fifth Avenue Enterprises	27,126	25,191
Other	604	560

	$35,765	$57,638

SAKS INCORPORATED

SUMMARY OF CHARGES AND GAINS

(Dollars In Thousands)

	(UNAUDITED) Three Months Ended
	April 29, 2006	April 30, 2005
Summary of (Charges) and Gains:

Impairments and Dispositions - In Normal Course	$(4,417)	$—

Bon-Ton Transaction:
Impairments and Dispositions	205,443	—

SFAE Store Closings:
Impairments and Dispositions	(12)	3,150
Gross Margin (markdowns)	—	313
SG&A (principally severance)	205	(657)

Other	(41)	(492)

Income Taxes:
Income Tax Effect of Above Items	(134,495)	(879)

Net, After-Tax Certain Gains and Charges	$66,683	$1,435

Cash/Non-Cash Summary of (Charges) and Gains:

Cash Gains and Charges	$1,021,152	$12,848
Non-Cash Gains and Charges	(819,974)	(10,534)
Income Tax Effect	(134,495)	(879)

Net, After-Tax Certain Gains and Charges	$66,683	$1,435